SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D. C. 20549

                               FORM 8-K


                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   January 24, 1997

                      SUNSTATES CORPORATION
        (Exact name of registrant as specified in its charter)


           Delaware            1-5300              22-1664434
(State or other jurisdiction   (Commission      (I.R.S. Employer
 of incorporation)             File Number)     Identification No.)

  4600 Marriott Drive, Suite 200, Raleigh, North Carolina  27612
  (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code 919-781-5611



  (Former name or former address, if changed since last report.)

 Item 3.  Bankruptcy or Receivership

On December 20, 1996, Sunstates Corporation's furniture manufacturing subsidiary, Hickory White Company ("Hickory White"), entered into an Asset Purchase Agreement whereby Hickory White will sell substantially all of its assets to H-W Acquistion Group, Inc. ("Acquisition Group"). The Asset Purchase Agreement is subject to the Acquisition Group obtaining adequate bank financing and necessary equity capital. The purchase price is based, in part, upon the levels of inventory and receivables. Based upon the levels of such inventory and receivables at the end of December, 1996, the estimated purchase price was approximately $8,600,000.

In order to facilitate the sale and to maximize the assets ultimately available for distribution to its creditors, Hickory White Company, filed a voluntary petition for protection and relief under Chapter 11 of the United States Bankruptcy Code with the Clerk,of the United States Bankruptcy Court for the Western District of North Carolina in Charlotte, North Carolina on January 24, 1997. Hickory White will remain in possession and control of its assets as Debtor-in-Possession.

At the date of the bankruptcy filing, January 24, 1997, Hickory White
reported assets of $12,364,237 and liabilities of $20,153,740.   As of
January 24, 1997, Hickory White was endebted to Citicorp, N.A. in the approximate amount of $6,667,142, secured by substantially all of the assets of Hickory White. Also included in the reported liabilities is approximately $9,388,458 of subordinated debentures held be various affilitates of Sunstates Corporation.


                               SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         SUNSTATES CORPORATION



                                         /s/ Glenn J. Kennedy
Date: February 6, 1997                    Glenn J. Kennedy
                                         Chief Financial Officer